UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2008 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue., Cleveland, Ohio 44105, on Tuesday, February 26, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, each to hold office for a three-year term and until his successor has been duly elected and appointed;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2008; and

3.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on January 9, 2008, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Stockholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Alternatively, stockholders may vote via telephone or over the Internet (details are on the proxy card). The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

Bernard S. Kobak

Secretary

January 24, 2008

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE PROXY CARD OR

VOTE VIA TELEPHONE OR OVER THE INTERNET.

i

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Tuesday, February 26, 2008, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy card, along with our Annual Report to Stockholders, on or about January 24, 2008.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2008. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, January 9, 2008, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 332,318,750 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have received with this proxy statement voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. If you own shares of our common stock through either of these plans and do not vote, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Tuesday, February 26, 2008, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

What Vote is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors.  The four director nominees who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count for or against any nominee for director.

Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants.  The Audit Committee of our Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountants to audit our financial statements for the fiscal year ending September 30, 2008. Although ratification is not required, our Board of Directors is submitting this appointment to our stockholders for ratification as a matter of good corporate practice. See page 23 under “Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants” for additional information. A majority of the votes cast is required for the adoption of this proposal. Abstentions will be treated as cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of January 9, 2008, owned 68.34% of our outstanding shares of common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the four nominees for director and for ratification of the selection of Deloitte & Touche LLP, and in accordance with the recommendation of our Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or by any one of the following ways:

By Telephone:  You may call the toll-free number printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet:  You may visit the web site printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you sign, date and return the enclosed proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of our common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors” and in favor of Proposal Two.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares in the election of directors or with respect to the ratification of the Company’s independent accountants, and your shares will not be voted with respect to either matter. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should vote your shares by following the instructions provided on the enclosed proxy card and return the proxy card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting of stockholders alone will not be sufficient to revoke your previously granted proxy or vote.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of our Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular associates of the Company may solicit proxies in person, by telephone or facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process. We have retained Georgeson Inc. (“Georgeson”) to assist us in the solicitation of proxies, and will pay fees estimated to be approximately $6,500 plus reimbursement of out-of-pocket expenses. In addition, our arrangement with Georgeson includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws divide our Board of Directors into three classes. As such, you will be voting on the election of four directors, each of whom would serve a three-year term expiring in 2011 and until his successor is elected and appointed. At the annual meeting of stockholders, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Baird, Fitzpatrick, Mulligan and Stefanik.

If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by our Board of Directors, acting as our nominating committee.

The following table sets forth information regarding the composition of our Board of Directors:

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires

Nominees for Director

Thomas J. Baird	52	Director	2005	2008
John J. Fitzpatrick	67	Director	2006	2008
William C. Mulligan	54	Director	2007	2008
Paul W. Stefanik	83	Director	1993	2008

Directors Continuing in Office

Marc A. Stefanski	53	Chairman of the Board, President, Chief Executive Officer and Director	1987	2010
Martin J. Cohen	54	Director	2006	2010
Robert A. Fiala	54	Director	2005	2010
James S. Gascoigne	54	Director	1995	2010
Bernard S. Kobak	79	Secretary and Director	1993	2009
Marianne Piterans	53	Director of Human Resources and Director	2006	2009
Anthony W. Zepp	77	Director	1983	2009

Our Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

Thomas J. Baird is the managing partner of Baird & Roselli, a law firm in North Palm Beach, Florida, which he founded in 1990. His practice areas include city, county and local government law; environmental land use law, including eminent domain; real estate; and constitutional law and litigation.

John J. Fitzpatrick, Ph.D. is the founder and a partner of Fitzpatrick Associates dba The Family Business Resource Center and The Business Leadership Center, which he opened in 1989. The company offers a variety of consultation services for executives, organizations and family businesses.

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and two public companies, Universal Electronics, Inc. and Athersys, Inc.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement.

Business Experience of Each Continuing Director

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938.

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of nine apartment complexes.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council.

James S. Gascoigne is the founder and managing member of Baywater Capital Partners LTD, Baywater Associates, LTD, and Baywater Realty Company Limited, which own and invest in real estate and financial assets and provide related financial services. He also is the founder and president of Baywater Management Company, a real estate management company. Mr. Gascoigne established the Baywater entities in 1998. He also is the founder and president of Fairfax Investment Company.

Bernard S. Kobak is the Corporate Secretary of Third Federal Savings and Loan, a position he has held since 1960. Mr. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963.

Marianne Piterans is Director of Human Resources, Public Relations, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of the Society National Bank, where she worked for 20 years.

Reverend Anthony W. Zepp started his career as a priest in the Cleveland Catholic Diocese in 1956, and served as a pastor and school administrator until he retired from active service in 2000.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2007, our Board of Directors met five times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as our Board of Directors, met 12 times. During the fiscal year ended September 30, 2007 or such period during the fiscal year as an individual may have served as a director, no director attended fewer than 75% of the total number of meetings of our Boards of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that its directors will attend the annual meeting of stockholders. Our Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee and Executive Committee. The full Board of Directors acts as the nominating committee.

Independent Directors

A majority of our Board of Directors and all members of the Audit Committee and Compensation Committee are independent, as affirmatively determined by our Board of Directors consistent with the criteria established by the NASDAQ Stock Market.

Our Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, our Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, our Board of Directors affirmatively determined that nominees Messrs. Baird, Fitzpatrick, Mulligan and Stefanik, and continuing directors Messrs. Cohen, Fiala and Zepp, are independent. Our Board of Directors determined that Mr. Stefanski, Ms. Piterans and Mr. Kobak are not independent because they are associates of the Company.

Our Board of Directors also determined that Mr. Gascoigne is not independent because of his business relationship with Third Capital, Inc., a wholly owned subsidiary of the Company. Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, is the managing member of Baywater Capital Partners LTD, Baywater Realty Company LTD, and the owner and president of Baywater Management Company. These and other related entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc. In June of 2007, Hazelmere of California LP sold one property. Hazelmere Investment Group I LTD continues to own two properties. During the fiscal year ended September 30, 2007, the Baywater Entities and another entity controlled by Mr. Gascoigne collectively received management fees of $725,780, a sales commission of $172,500 and a distribution of operating cash of $611,526 from the Hazelmere entities. Third Capital, Inc. received distributions, including cash flows and capital proceeds, totaling $20,890,000 during the year.

Additionally, while our Board of Directors has determined that Mr. Fiala is independent, in making this determination it considered that an architectural firm owned by Mr. Fiala rendered services to a subsidiary of the Company in an amount less than $60,000.

Executive Session

The non-management directors of our Board of Directors meet periodically in executive session without management.

Nominating Committee

Our Board of Directors has determined that the Company is a “Controlled” company, as defined by the NASDAQ Stock Market, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and met once in this capacity during the fiscal year ended September 30, 2007. In that capacity, our Board of Directors recommended a slate of nominees for election by stockholders at the Company’s annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), our Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for our Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. Our Board of Directors has not established specific minimum qualifications a candidate must have in order to be recommended for election to our Board of Directors. However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NASDAQ Stock Market listing standards, as well as his or her age, skill and experience in the context of the needs of our Board of Directors.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. However, if the Board of Directors fails or refuses to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holders of shares of common stock entitled to vote, and will be voted upon.

Our Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.

A current copy of the Policy and Procedures for Stockholder Recommendations for Director Candidates is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Cohen, Stefanik and Zepp. Mr. Fitzpatrick was a member of the Audit Committee until resigning from the committee on October 25, 2007 due to the fact that Mr. Fitzpatrick also serves on the Compensation Committee and travel and time constraints made participation on two committees difficult. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and our Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met eight times during the fiscal year ended September 30, 2007.

A current copy of the Audit Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Baird (Vice Chairman) and Fitzpatrick. The Committee held six meetings during the fiscal year ended September 30, 2007.

The Committee is responsible for assisting our Board of Directors in overseeing the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•

Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, if adopted, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of our Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company.

A copy of the Compensation Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak and Gascoigne, possesses the power of our Board of Directors during intervals between meetings of our Board of Directors in order to address various items, including rate changes and approval of agreements and contracts. The Executive Committee does not possess the power to fill vacancies on our Board of Directors or any Board of Directors committees. The Executive Committee held 52 meetings in fiscal 2007.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s web site, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by our Board of Directors. There were no waivers granted during fiscal year 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of our Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has:

•

Reviewed and discussed with the Company’s management and the Company’s independent accountants, Deloitte & Touche LLP, the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007;

•

Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380) as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

•

Received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2007, be included in the Company’s Annual Report on Form 10-K, filed with the SEC.

Audit Committee

William C. Mulligan, Chairman

Martin J. Cohen

Paul W. Stefanik

Anthony W. Zepp

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ending September 30, 2007. As such, the compensation discussed herein reflects a compensation program that was in effect during the period that the Company was a mutual holding company and did not have publicly traded stock. While the Company became publicly held during the last half of fiscal year 2007, the compensation programs have not yet been modified to reflect the new ownership structure. The Company has retained a compensation consultant with respect to fiscal year 2008 to advise on the design of stock-based incentive compensation plans and modifications to its compensation programs. The Company expects to make significant changes to its compensation programs during fiscal year 2008. The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, President and Chief Executive Officer

•	Ralph M. Betters, Chief Information Officer

•	David S. Huffman, Chief Financial Officer

•	Marianne Piterans, Director of Human Resources

•	John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan Association

Each of the named executive officers is an officer of the Company and employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. The Committee consists of three members, Robert A. Fiala (Chairman), Thomas J. Baird (Vice Chairman) and John J. Fitzpatrick, each of whom is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code.

The purposes of the Committee, among others, are to discharge our Board of Directors’ responsibilities relating to compensation of the Company’s directors and officers and approve and evaluate the director and executive officer compensation plans, policies and programs of the Company.

The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2007, the Committee held six meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee generally invites the Company’s Director of Human Resources, and frequently invites other members of senior management and outside advisors, as necessary, to participate in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Design of the Compensation Program

The Company’s compensation program is designed to reward an operating strategy that emphasizes teamwork and personal and professional enhancement through cross training and efficiency. The Company maintains a “flat organizational structure,” which is intended to provide a framework for effective and prompt decision making, associate job satisfaction, shared resources and the ability to respond quickly to changes in the marketplace. In order to be effective with this flat organizational structure, the Company must be able to attract, retain and motivate superior associates, including executive officers, and, in order to achieve this goal, those associates must be compensated at a level commensurate with their performance when measured against associates at comparable companies.

Compensation Setting Process and Objectives

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the Company’s performance, individual performance and experience and market comparisons.

While the Company has retained a compensation consultant to assist with the compensation setting process in the past and for fiscal year 2008, no consultant was engaged for fiscal year 2007. For fiscal year 2007, the Committee established a peer group comprised of competitors contained in a compensation analysis provided by a compensation consultant during a prior year and other institutions that had recently completed a conversion. The companies included in the peer group for fiscal year 2007 were as follows:

• Bank of Hawaii Corporation	• NewAlliance Bancshares, Inc.
• BankUnited Financial Corp.	• Northwest Bancorp, Inc. (MHC)
• Capitol Federal Financial (MHC)	• Old National Bancorp
• Citizens Banking Corporation	• People’s Bank (MHC)
• Corus Bankshares, Inc.	• Provident Financial Services, Inc.
• East West Bancorp, Inc.	• TrustMark Corporation
• FirstFed Financial Corp.	• UMB Financial Corporation
• First Niagara Financial Group, Inc.	• Washington Federal, Inc.
• FirstMerit Corporation	• Whitney Holding Corporation
• First Republic Bank	• Wilmington Trust Corporation
• International Bancshares Corp.	• Wintrust Financial Corporation
• MAF Bancorp, Inc.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, semi-annual performance-based cash bonuses, associate benefits, costs of perquisites and any other form of compensation received from the Company. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, retirement and other associate benefits and perquisites, each of which is a common compensation component for executive officers at companies in the peer group. The Committee has no mandatory policy for the allocation between salary and performance-based compensation. However, for fiscal year 2007, the mix of pay between base salary and performance-based compensation was as follows for each of the named executive officers:

Named Executive Officer	Base Salary	Performance-based Compensation

Marc A. Stefanski	50%	50%
John P. Ringenbach	50	50
Marianne Piterans	50	50
Ralph M. Betters	50	50
David S. Huffman	50	50

In order to compensate executive officers based on the Company’s performance, a significant percentage of total compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2007 was allocated to semi-annual performance-based cash bonus awards. Although the Company does not currently have any stock-based benefit plans that provide for grants of stock options and awards of shares of common stock, it expects to adopt one or more of such plans after the date that is one year following its initial public offering in order to further assure the alignment of interests of the Company’s executive officers with its stockholders. The specific terms of those plans have not been determined, but they will comply with all applicable regulations of the OTS.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers due to his scope of responsibility, his tenure and experience with the Company, his impact on the performance of the Company, and the competitive compensation levels for Chief Executive Officers of peer companies. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation

The elements of the Company’s executive compensation program for fiscal year 2007 consisted of base salary; semi-annual performance-based cash bonuses; retirement benefits in the form of a defined benefit pension plan, a qualified defined contribution plan with a profit-sharing component, a supplemental executive retirement plan and non-qualified deferred compensation plans; an associate stock ownership program, and life insurance, health insurance and other perquisites and personal benefits.

Base Salary.  The Company defines base salary as a “fixed” amount of money that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to provide the Company the ability to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually to determine competitiveness with the peer group. Based on a comparison of base salaries of the named executive officers to those of the peer group, the Company did not increase the base salary of any named executive officer during fiscal year 2007. As a result, the base salary of each named executive officer during fiscal year 2007 was:

Named Executive Officer	Base Salary ($)

Marc A. Stefanski	900,000
John P. Ringenbach	367,992
Marianne Piterans	306,581
Ralph M. Betters	288,926
David S. Huffman	276,963

Semi-Annual Performance-Based Cash Bonuses.  All of the Company’s associates, including the named executive officers, are eligible to receive semi-annual performance-based cash bonuses. This program is intended to provide an incentive for superior performance and payouts that are competitive with the market in terms of amount. The Company believes that paying these bonuses on a semi-annual, rather than an annual, basis focuses associates on achieving goals throughout the year by recognizing and rewarding associates concurrently with their performance and contributions.

The Committee has discretion concerning the factors it deems relevant and considers in determining whether a bonus is paid and, if a bonus is paid, the amount of the bonus. Among the factors considered by the Committee are performance by the Company with respect to performance measures established prior to the beginning of each semi-annual period, including overall bank performance measures. In making determinations, the Committee considers performance with respect to all of these measures as a group, rather than assigning any specific weighting to each individual measure, and, as discussed below, the Committee believed actual performance with respect to these measures as a group exceeded expectations during both semi-annual periods in fiscal year 2007. The Committee also considers the recommendation of Mr. Stefanski with respect to bonuses for the other executive officers.

In determining the performance measures for both semi-annual periods during fiscal year 2007, the Company’s President and Chief Executive Officer and its Chief Financial Officer worked with the Chief Operating Officer of Third Federal Savings and Loan to determine the measures that would need to be accomplished in order for the Company to grow as planned during fiscal year 2007 while reducing exposure to interest rate risk. The measures were largely based on Office of Thrift Supervision (“OTS”) measures and what these executive officers viewed as required to grow the Company’s customer base and product offerings. Once these executive officers had determined the measures, they presented them to the Committee for review and approval.

Certain of the performance measures approved by the Committee and the Company’s performance with respect to those measures, each of which was calculated in accordance with the applicable OTS definition, were as follows for the period from October 1, 2006 through March 31, 2007:

Measurement	Target (%)	Actual (%)

Capital Preservation – Core	4.00	9.37
Capital Preservation – Risk Based	8.00	13.60
Interest Rate Risk – Exposure Net Present Value	8.00	8.70
Liquidity Parameters	2.00	7.12 - 17.59

The performance measures also included performance with respect to Interest Rate Risk – Sensitivity, which was 3.08% as of March 31, 2007. The Committee also recognized the performance period as being unique because of the work leading up to the initial public offering, including the increased responsibilities of the named executive officers to ensure a smooth transition from a mutual to a public company. The offering period for the Company’s subscription and community offering expired on March 26, 2007 and was oversubscribed by eligible account holders of Third Federal Savings and Loan.

Based on the oversubscription, performance in excess of each of the previously mentioned performance measures during this period, and with respect to the named executive officers other than Mr. Stefanski, the recommendation of Mr. Stefanski, the named executive officers received a cash bonus of 50% of base compensation for the six-month period. The dollar amounts of the bonuses were as follows:

Named Executive Officer	Bonus ($)

Marc A. Stefanski	450,000
John P. Ringenbach	183,996
Marianne Piterans	153,290
Ralph Betters	144,463
David S. Huffman	138,482

For the period from April 1, 2007 to September 30, 2007, 75% of the bonus was to be based on objective measures and 25% of the bonus was to be based on subjective measures. The Committee considered additional performance measures during the period from April 1, 2007 to September 30, 2007. Certain of the performance measures approved by the Committee and the Company’s performance with respect to those measures were as follows (with the first five measures being calculated in accordance with the applicable OTS definition):

Measurement	Threshold	Target	Maximum	Actual
Capital Preservation – Core	4.00%	5.00%	6.00%	13.29%

Capital Preservation – Risk Based	8.00%	10.00%	12.00%	21.26%

Interest Rate Risk – Exposure Net Present Value	6.00%	8.00%	—	11.27%

Interest Rate Risk – Sensitivity	4.00% or less	3.75% or less	—	3.18%

Liquidity Parameters	—	2.00%	—	16.56% - 18.01%

Full-time Associate Staffing	—	1,000 or less	—	920

The Committee also considered performance measures concerning increases in deposit customers and increases in home equity line of credit customers. The Company performed at the threshold level with respect to increases in deposit customers and in excess of maximum with respect to increases in home equity line of credit customers.

The Committee considered performance at the threshold level with respect to these measures to be the minimum performance acceptable and performance at the maximum level to be exceptional performance with respect to measures for which a maximum level was set. The performance level with respect to each measure was considered in the Committee’s determination of bonuses.

The Committee also considered the Company’s Community Reinvestment Act Rating and Safety and Soundness Rating as well as subjective measures concerning expansion of branch offices in Florida, improved branch efficiency in northern Ohio and maintenance of a conclusion of no material weaknesses with respect to the Company’s audit. The Committee believed that performance with respect to the subjective measures during this period met or exceeded expectations.

Based on the Company’s performance in excess of target with respect to the previously mentioned performance measures (other than increased deposits) during this period and in excess of the maximum with respect to certain measures, the Company’s low 5% associate turnover for the fiscal year, and with respect to the named executive officers other than Mr. Stefanski, the recommendation of Mr. Stefanski, the named executive officers received a semi-annual cash bonus of 50% of base compensation for the period. The dollar amount of such bonus was as follows:

Named Executive Officer	Bonus ($)
Marc A. Stefanski	450,000
John P. Ringenbach	183,996
Marianne Piterans	153,290
Ralph Betters	144,463
David S. Huffman	138,482

Retirement Benefits.  In addition to the 401(k) Plan and the ASOP, with respect to which the Company’s contributions on behalf of the named executive officers are included in the “Summary Compensation Table” on page 17, each of the Company’s executive officers, including the named executive officers, is eligible to participate in the retirement plans discussed below. The Committee believes these plans provide financial security that promotes retention.

Retirement Plan.  Third Federal Savings and Loan sponsors a defined benefit retirement plan for associates, the Third Federal Savings Retirement Plan (the “Retirement Plan”), and each of the named executive officers participates in the Retirement Plan. Prior to January 1, 2003, an associate became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan has been closed to new associates; however, individuals who were already participants in the Retirement Plan on December 31, 2002 continue to accrue benefits under the terms of the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation multiplied by the participant’s years of benefit service. In the event a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment, that is, average annual compensation generally is based on the participant’s average compensation over the participant’s career with the Company. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to the 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses and welfare benefits. In the event of retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month from the participant’s normal retirement date (age 65) to the date of the participant’s retirement. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years, and, in the event of the participant’s death, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “- Pension Benefits” on page 19.

Executive Retirement Benefit Plan.  Each of the named executive officers participates in a Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan I (an “Executive Retirement Benefit Plan”). Under an Executive Retirement Benefit Plan, at the end of each calendar quarter, the Company credits to the account of the plan participant an amount equal to 15% of the participant’s compensation for such quarter (20% in the case of Mr. Stefanski). These percentages were established at the time the plans became effective in January 2006. Prior to the beginning of each plan year, each participant elects the distribution form for the amount credited to his or her account.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the deemed investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2007, the rate credited was 4.71%.

Each participant vests in his or her account after completion of five years of service. If a participant had already completed five years of service as of his or her plan’s effective date, January 1, 2006, the participant was immediately fully vested in his or her account. Each of the named executive officers had completed five years of service as of his or her plan’s effective date.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service due to death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plans.

Additional information with respect to each named executive officer’s participation in an Executive Retirement Benefit Plan is included under “- Non-Qualified Deferred Compensation” on page 19.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to that which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the deemed investment options, the participant’s account is currently credited with earnings at the rate of 10-year Treasury bonds. For the quarter ended December 31, 2006, accounts were credited with earnings at the interest rate paid by a Third Federal Savings and Loan one-year certificate of deposit as of January 1, 2006 plus 2%, or 6.28% per annum. For the quarter ended March 31, 2007, accounts were credited with earnings at the interest rate paid by a Third Federal Savings and Loan one-year certificate of deposit as of January 1, 2007 plus 2%, or 7.01% per annum. For the quarters ended June 30, 2007 and September 30, 2007, accounts were credited with earnings at the interest rate of 10-year Treasury bonds as of January 1, 2007, or 4.71% per annum.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the board of directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may, but is not required, to establish rabbi trusts to provide a source of payment of obligations under the plan.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “- Non-Qualified Deferred Compensation” on page 19.

Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, it provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters, whereby the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays a bonus to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 17. The death benefits under the insurance policies are as follows: $6.0 million for Mr. Stefanski and $1.5 million for each of Messrs. Ringenbach and Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters and Ms. Piterans, whereby the individual executives have acquired individual disability policies and Third Federal Savings and

Loan pays bonuses to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year-end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 17.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2007, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski, Ringenbach and Kobak participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 17.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak have each been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 17.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; $4.0 million for Mr. Ringenbach; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 17.

Collateral Assignment Split Dollar Agreement.  In 2002, Third Federal Savings and Loan entered into a collateral assignment split dollar life insurance agreement with Mr. Stefanski whereby Third Federal Savings and Loan purchased life insurance on the life of Mr. Stefanski in the face amount of $2.5 million. This life insurance policy was issued to a life insurance trust established by Mr. Stefanski for the benefit of his designated beneficiaries under said trust. The trust then collaterally assigned the policy to Third Federal Savings and Loan in order to secure the repayment of the policy premiums that Third Federal Savings and Loan paid or was expected to pay on the executive’s behalf. In connection with our April 2007 stock offering, Third Federal Savings and Loan and Mr. Stefanski determined that this arrangement should be terminated. Accordingly, in September 2006, Mr. Stefanski’s trust transferred its interest in the life insurance policy to Third Federal Savings and Loan in satisfaction of all amounts owed by Mr. Stefanski for the premiums paid by Third Federal Savings and Loan on the policy. The transfer was effective October 26, 2006.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement with any of the named executive officers and has not adopted a severance policy for its named executive officers.

Deductibility of Compensation

The Committee considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company’s named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that compensation paid to named executive officers during the fiscal year 2007 did not exceed the $1.0 million limit for any individual named executive officer.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market and through the 401(k) Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers in the Company’s initial public offering, subsequent to the initial public offering and prior to the date of this proxy statement and through the ASOP and 401(k) Plan, and the awards that are expected to be made under future stock-based benefit plans, will appropriately align the interests of executive officers with the interests of the Company’s stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2007 by each of the Company’s named executive officers who served as of September 30, 2007. Additional information concerning compensation is included under “- Compensation Disclosure and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Marc A. Stefanski, President and Chief Executive Officer	2007	900,000	900,000	124,758	453,989	2,378,747
John P. Ringenbach, Chief Operating Officer	2007	367,992	367,992	88,711	188,254	1,012,949
Marianne Piterans, Director of Human Resources	2007	306,581	306,580	84,032	93,122	790,315
Ralph M. Betters, Chief Information Officer	2007	288,926	288,926	81,558	127,480	786,890
David S. Huffman, Chief Financial Officer	2007	276,963	276,964	77,305	79,873	711,105

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan for the fiscal year ended September 30, 2007 by Messrs. Stefanski, Ringenbach, Betters and Huffman and Ms. Piterans of: $81,473, $39,606, $33,281, $32,324 and $34,693, respectively.

(2) Semi-annual performance-based bonuses paid if performance objectives are satisfied. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis.”

(3) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal year ended September 30, 2007 and non-qualified deferred compensation earnings for the fiscal year ended September 30, 2007 under the named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan.

(4) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Match ($)	ASOP Company Contribution ($)	Benefit Equalization Plan Company Contribution ($)	Executive Retirement Benefit Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Tax Gross-Ups ($)(1)	Perquisites and Other Personal Benefits ($)(2)	Total All Other Compensation ($)

Marc A. Stefanski	2007	9,000	15,000	62,306	179,990	6,028	39,000	2,041	85,169	55,455	453,989

John P. Ringenbach	2007	9,000	11,000	20,439	55,207	6,833	23,000	4,587	39,888	18,300	188,254

Marianne Piterans	2007	9,000	11,000	15,526	46,145	2,635	—	3,554	5,262	—	93,122

Ralph M. Betters	2007	9,000	12,000	14,114	43,347	2,791	19,700	3,038	23,490	—	127,480

David S. Huffman	2007	9,000	11,000	13,157	41,552	2,791	—	—	2,373	—	79,873

(1) These amounts represent bonuses paid to the named executive officers to compensate them for taxes they were required to pay on bonuses paid under the Company’s Executive Life Insurance Bonus Program, Executive Disability Insurance Bonus Program, Supplemental Executive Life Insurance Program and all other perquisites and personal benefits.

(2) The following table lists certain perquisites and other personal benefits provided to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” Table above:

Name	Year	Financial Retirement Estate Planning ($)	Personal Use of Company Car ($)	Home Security ($)	Club Dues ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2007	40,661(1)	7,864	3,240	3,690	55,455

John P. Ringenbach	2007	18,300	—	—	—	18,300

(1) Reflects payments made during the 2007 fiscal year. The plan operates on a calendar year basis.

Option Grants and Outstanding Equity Awards at Fiscal Year-End

The Company does not currently have any stock-based benefit plans that provide for grants of stock options and awards of shares of common stock, but expects to adopt one or more of such plans after the date that is one year following its initial public offering in order to further assure the alignment of interests of the Company’s executive officers with its stockholders.

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2007 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified:

Executive Retirement Benefit Plan

Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2007 ($)	Company Contributions in Fiscal Year 2007 ($)	Aggregate Earnings in Fiscal Year 2007 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of September 30, 2007 ($)
Marc A. Stefanski	—	179,990	9,551	—	322,528
John P. Ringenbach	—	55,207	2,926	—	98,831
Marianne Piterans	—	46,145	2,436	—	82,271
Ralph M. Betters	—	43,347	2,300	—	77,666
David S. Huffman	—	41,552	2,197	—	74,281

Benefit Equalization Plan

Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2007 ($)	Company Contributions in Fiscal Year 2007 ($)	Aggregate Earnings in Fiscal Year 2007 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of September 30, 2007 ($)
Marc A. Stefanski	62,306	62,306	34,958	—	697,292
John P Ringenbach	20,439	20,439	14,286	—	277,229
Marianne Piterans	15,526	15,526	10,643	—	205,665
Ralph M. Betters	14,114	14,114	5,507	—	110,485
David S. Huffman	13,157	13,157	4,837	—	97,260

Amounts reflected in the “Company Contributions in Fiscal Year 2007” and the “Aggregate Earnings in Fiscal Year 2007” columns are reported as compensation in the “Summary Compensation Table” on page 17.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements:

Pension Benefits

Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of September 30, 2007 ($)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	24.667	1,042,002	—

John P. Ringenbach	13.583	687,551	—

Marianne Piterans	14.000	665,421	—

Ralph M. Betters	15.333	778,709	—

David S. Huffman	13.917	637,776	—

For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 12 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed on December 21, 2007. Additional information concerning this plan is provided under “- Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

Directors of the Company receive $5,000 or $5,250 per calendar quarter, depending on their length of service and as determined by our Board of Directors. Members of our Audit Committee and Compensation Committee also receive fees of $700 per Audit Committee or Compensation Committee meeting attended. Directors of Third Federal Savings and Loan receive an annual retainer of between $20,000 and $31,000, depending on their length of service. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors. Directors are not separately compensated for their service on the board of directors of Third Federal Savings and Loan Association of Cleveland, MHC.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2007:

Name	Fees Earned or Paid ($)	All Other Compensation ($)(1)	Total ($)

Thomas J. Baird	25,200	20,750	45,950

Martin J. Cohen	24,100	19,033	43,133

Robert A. Fiala	25,200	20,750	45,950

John J. Fitzpatrick	28,300	21,400	49,700

James S. Gascoigne	21,000	26,831	47,831

Bernard S. Kobak(2)	21,000	186,112	207,112

William C. Mulligan	12,800	13,333	26,133

Paul W. Stefanik	25,100	32,093	57,193

Anthony W. Zepp	25,100	30,986	56,086

(1) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(2) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $30,693 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan, $73,272 represents salary paid to Mr. Kobak for his services to the Company and $82,147 represents distributions paid under a SERP.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Thomas J. Baird (Vice Chairman)

John J. Fitzpatrick

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the shares of our common stock as of January 9, 2008 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132		68.34%
Marc A. Stefanski	77,837	(2)	*
Thomas J. Baird	22,000	(3)	*
Martin J. Cohen	1,000	(4)	*
Robert A. Fiala	20,000		*
John J. Fitzpatrick	30,000	(5)	*
James S. Gascoigne	35,000	(6)	*
Bernard S. Kobak	75,000	(7)	*
William C. Mulligan	30,000		*
Marianne Piterans	78,106	(8)	*
Paul W. Stefanik	20,000	(9)	*
Anthony W. Zepp	4,000		*
Ralph M. Betters	79,413	(10)	*
David S. Huffman	95,441	(11)	*
John P. Ringenbach	103,930	(12)	*
All Executive Officers and Directors as a group (16 persons)	734,259		*

 *   Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Includes 30,000 shares held by Mr. Stefanski’s children, 20,000 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 25,000 shares held by Mr. Stefanski under the 401(k) Plan and 2,837 shares held in the ASOP.

(3) Includes 500 shares held by Mr. Baird’s adult child, 1,500 shares held by Mr. Baird as custodian for his children and 6,000 shares held by Mr. Baird’s Simplified Employee Pension Individual Retirement Account (“SEP IRA”).

(4) All 1,000 shares are owned by Mr. Cohen’s wife.

(5) Includes 10,000 shares held in Mr. Fitzpatrick’s SEP IRA, 13,000 shares held in Mr. Fitzpatrick’s wife’s SEP IRA, 2,000 shares held in his wife’s Individual Retirement Account (“IRA”) and 5,000 shares held by a charitable foundation of which Mr. Fitzpatrick is a trustee.

(6) Includes 5,000 shares held by Mr. Gascoigne in his IRA.

(7) Includes 25,000 shares held in trust for the benefit of Mr. Kobak and 50,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(8) Includes 25,939 shares held by Ms. Piterans under the 401(k) Plan and 2,167 shares held in the ASOP.

(9) Includes 10,000 shares held in trust for the benefit of Mr. Stefanik and 10,000 shares held in trust for the benefit of Mr. Stefanik’s wife.

(10)Includes 46,825 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife, 89 shares held by Mr. Betters’s child and 2,270 shares held in the ASOP.

(11) Includes 15,000 shares held by Mr. Huffman’s child, 33,361 shares held by Mr. Huffman under the 401(k) Plan, 45,000 shares held by Mr. Huffman’s wife and 2,080 shares held in the ASOP.

(12) Includes 51,850 shares held in trust for the benefit of Mr. Ringenbach’s wife and 2,080 shares held in the ASOP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by our Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and our Board of Directors may approve or disapprove the Company entering into the transaction. All related party transactions also are reviewed annually with the Audit Committee.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from such prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2007 was $2.9 million. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at September 30, 2007, and were made in compliance with federal banking regulations.

Our Board of Directors also determined that Mr. Gascoigne is not independent because of his business relationship with Third Capital, Inc., a wholly owned subsidiary of the Company. Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, is the managing member of Baywater Capital Partners LTD, Baywater Realty Company LTD, and the owner and president of Baywater Management Company. These and other related entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc. In June of 2007, Hazelmere of California LP sold one property. Hazelmere Investment Group I LTD continues to own two properties. During the fiscal year ended September 30, 2007, the Baywater Entities and another entity controlled by Mr. Gascoigne collectively received management fees of $725,780, a sales commission of $172,500 and a distribution of operating cash of $611,526 from the Hazelmere entities. Third Capital, Inc. received distributions, including cash flows and capital proceeds, totaling $20,890,000 during the year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company, and such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2007 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP served as the independent accountants to the Company for the fiscal year ended September 30, 2007 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2008. Our Board of Directors has directed that management submit the selection of the Company’s independent accountants for ratification by stockholders at the 2008 annual meeting of stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2008 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountants is not required by federal law, the Company’s bylaws or otherwise. However, our Board of Directors is submitting the selection of Deloitte & Touche LLP to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will consider the stockholder vote in determining whether or not to retain the firm. The Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2008.

Fees Paid to Deloitte & Touche LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2007 and 2006 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during fiscal 2007 were $741,418 and $412,358, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2007 and 2006 were $10,500 and $764,474, respectively. These services include $750,099 of fees in fiscal year 2006 related to the filing of the Company’s Registration Statement on Form S-1 in connection with our initial public offering.

Tax Fees.  For the fiscal years ended September 30, 2007 and 2006, there were no fees billed by Deloitte & Touche LLP for tax compliance and tax consulting.

All Other Fees.  For the fiscal years ended September 30, 2007 and 2006, there were no fees billed by Deloitte & Touche LLP for products and services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2009 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 15, 2008. In addition, if a stockholder intends to present a proposal at the Company’s 2009 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 30, 2008, proxies solicited by our Board of Directors for the 2009 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, OH, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders and other interested parties may send written communications to our Board of Directors, an individual director or the non-management directors as a group by mailing them to our Board of Directors, individual director or group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, OH, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to our Board of Directors, the individual director or group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Any stockholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission for the Company’s most recent fiscal year by sending a written request to the attention of Investor Relations at TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, OH, 44105.

Management does not know of any matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ requirements and the Company’s governing documents.

REVOCABLE PROXY

TFS FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

February 26, 2008

9:00 a.m

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc A. Stefanski and John P. Ringenbach with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS Financial Corporation held of record by the undersigned on January 9, 2008, at the Annual Meeting of Stockholders to be held on February 26, 2008, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 24, 2008, is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-

PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELE-

PHONE.

(Continued, and to be marked, signed and dated on the other side)

ê             FOLD AND DETACH HERE            ê

TFS FINANCIAL CORPORATION — ANNUAL MEETING, FEBRUARY 26, 2008:

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 866-287-9710 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tfsl and follow the instructions.

or

3.	Mark, sign and date this proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting of Stockholders	Revocable Proxy TFS FINANCIAL CORPORATION	Please mark as indicated in this example	☒
FEBRUARY 26, 2008

		For	Withhold All	For All Except			For	Against	Abstain
1.	Election of Directors	☐	☐	☐	2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2008.	☐	☐	☐
	Nominees: (1) Thomas J. Baird (2) John J. Fitzpatrick (3) William C. Mulligan (4) Paul W. Stefanik				3.	In their discretion, to vote upon such other business as may properly come before the meeting.
					This proxy when properly executed will be voted as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s) name(s) or member(s) in the space provided below.					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐

	Please be sure to date and sign this proxy card in the box below.		Date

    Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Sign above

+	x x x IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW x x x	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

é	é

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.  By Mail; or

2.  By Telephone (using a Touch-Tone Phone); or

3.  By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note that telephone and Internet votes must be cast prior to 3 a.m. February 26, 2008. It is not necessary to return this proxy card if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., February 26, 2008 866-287-9710	Vote by Internet anytime prior to 3 a.m., February 26, 2008 go to https://www.proxyvotenow.com/tfsl

Please note that the last vote received, whether by telephone, Internet, or in person at the meeting, will be the vote counted

Your vote is important!